Exhibit 99.1

Myomo Reports First Quarter 2026 Financial and Operating Results

Revenue of $10.1 million with 49% of first quarter revenue from recurring patient sources

MyoPro® orders received during the quarter were up 12% year-over-year

Expanded gross margin, lower operating expenses and narrowed net loss

Conference call begins at 4:30pm Eastern time today

BURLINGTON, Mass. (May 7, 2026) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today reported financial results for the three months ended March 31, 2026.

“Earlier this year we established four success pillars for 2026, including growing revenue from recurring patient sources, increasing market access, demonstrating operating leverage and investing in innovation. With strong progress against each, first quarter revenue and operating results were above our targets. We are effectively shifting our business toward recurring patient sources, which represented 49% of revenue in the quarter, up from 25% a year ago. Our MyoConnect program is ramping up nicely and enhancing the clinical quality of prospective patients as well. This resulted in 11% of pipeline adds and 16% of orders generated by direct billing referrals in the quarter, with the added benefit of a sequential decline in cost per pipeline add," said Paul Gudonis, Myomo's Chairman and Chief Executive Officer.

Success Pillar Accomplishments:

•
Shift to Recurring Patient Sources: 49% of first quarter revenue was derived from recurring patient sources, up from 42% in the fourth quarter of 2025 and 25% in the first quarter of 2025. Revenue from the U.S. O&P channel increased 79% year-over-year.
•
Increase Market Access with Additional Payer Contracts: The Company continues to expand in-network payer access, including new state contracts with Elevance's Anthem Blue Cross Blue Shield Network as previously announced, with additional contracts pending. Once finalized, Myomo will have in-network access to approximately 158 million covered lives, up from 9 million covered lives two years ago. In-network access increases revenue velocity and is already having a positive effect on authorization rates.
•
Demonstrate Operating Leverage: Revenues increased 3% year-over-year, while operating expenses decreased 1%. In addition, gross margin expanded by 100 basis points year-over year, contributing to a 20% improvement in Adjusted EBITDA.
•
Invest in Product Development and Clinical Research: The Company recently launched the Myomo Mobile App, a new tool designed to support clinicians and patients throughout the MyoPro experience. The Mobile App replaces a laptop computer that was previously provided to every MyoPro patient, thereby improving practitioner and patient access while reducing the Company's material cost by more than 10%. The randomized controlled trial underway at the University of Utah has enrolled 18 of a planned 50 subjects, which, if successful, is expected to lead to higher authorization rates from Medicare Advantage payers.

Results of Key Operating Metrics:

•
723 patients were added to the pipeline in the first quarter of 2026, up 7% sequentially, while cost per pipeline add was $2,550, down 16% sequentially;

•
239 orders were received in the first quarter of 2026, up 12% year-over-year; and
•
Backlog as of March 31, 2026 was 226 patients, up 14% compared with December 31, 2025.

Financial Results

	For the Three Months Ended March 31,		Period- to-Period Change
	2026	2025	$	%
Revenue	$10,113,288	$9,831,814	$281,474	3%
Cost of revenue	3,211,682	3,222,184	(10,502)	(0)%
Gross profit	$6,901,606	$6,609,630	$291,976	4%
Gross margin %	68.2%	67.2%		1.0%

Revenue: Revenue for the first quarter of 2026 was $10.1 million, up 3% compared with the first quarter of 2025, reflecting a higher average selling price ("ASP"), partially offset by a modest decrease in the number of revenue units. ASP was approximately $58,800, up 9% versus the prior year. Myomo recognized revenue on 172 MyoPro units in the quarter, down 5% over the same period a year ago. Medicare Part B patients represented 51% of first quarter 2026 revenue.

Gross Margin: Gross margin for the first quarter of 2026 was 68.2%, compared with 67.2% for the first quarter of 2025. The increase was driven primarily by the higher ASP, partially offset by higher clinical costs classified to cost of goods sold.

Operating Expenses: Operating expenses for the first quarter of 2026 were $10.1 million, a decrease of 1% compared with the first quarter of 2025. The decrease was primarily due to lower research and development and general and administrative expenses, partially offset by higher sales, clinical and marketing expenses, including higher advertising expense. Cost per pipeline add was $2,550, down 16% sequentially and up 11% compared with the same period a year ago.

Operating and Net Loss: Operating loss for the first quarter of 2026 was $3.2 million, compared with an operating loss of $3.5 million for the first quarter of 2025. Net loss for the first quarter of 2026 was $3.0 million, or $0.07 per share, compared with a net loss of $3.5 million, or $0.08 per share, for the first quarter of 2025.

Adjusted EBITDA: Adjusted EBITDA for the first quarter of 2026 was $(2.3) million, compared with $(2.8) million for the first quarter of 2025. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Cash, Cash Equivalents and Cash Flows: Cash, cash equivalents and short-term investments as of March 31, 2026, were $15.7 million. Cash used in operating activities was $2.2 million for the first quarter of 2026, compared with $2.7 million used in operating activities in the first quarter of 2025.

Business Outlook

"With a strong backlog entering the second quarter, we expect to grow revenue sequentially with modestly higher operating expenses from increased advertising spend as changes made in our marketing program continue to gain traction," added Mr. Gudonis. "We expect second quarter 2026 revenue to be in the range of $10.3 million to $10.8 million. We reaffirm our guidance for full year revenue to be in the range of $43 million to $46 million and our prior full-year operating leverage expectation."

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will receive a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until May 21, 2026 at 855-669-9658 (U.S./Canada toll-free) or 412-317-0088 (International), with passcode 8935228.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury or other neuromuscular disease or injury. It is currently the only marketed device in the U.S. that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Burlington, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for second quarter and full year 2026 revenue, and operating leverage expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•
our ability to obtain sufficient reimbursement from third-party payers for our products;
•
our dependence on external sources for the financing of our operations;

•
our ability to scale the business to achieve positive cash flow from operations;
•
our revenue concentration with patients who carry Medicare Part B;
•
our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated devices;
•
our marketing and commercialization efforts;
•
our ability to obtain and maintain our strategic collaborations and to realize the intended results of such collaborations;
•
our expectations as to our product development programs, including improving our existing products and developing new products;
•
our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our products;
•
our expectations as to our clinical research program and clinical results;
•
our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;
•
our ability to gain and maintain regulatory approvals;
•
our ability to compete and succeed in a highly competitive and evolving industry; and
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

Myomo:

ir@myomo.com

Alliance Advisors IR:

Bruce Voss

bvoss@allianceadvisors.com

310-691-7100

(Tables follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2026	2025
Revenue	$10,113,288	$9,831,814

Cost of revenue	3,211,682	3,222,184
Gross profit	6,901,606	6,609,630
Operating expenses:
Research and development	1,623,160	1,790,024
Selling, clinical and marketing	4,816,759	4,395,804
General and administrative	3,618,739	3,944,056
	10,058,658	10,129,884

Loss from operations	(3,157,052)	(3,520,254)

Other expense (income), net
Interest expense (income), net	504,696	(191,991)
Change in fair value of derivative liabilities	(839,064)	—
	(334,368)	(191,991)
Loss before income taxes	(2,822,684)	(3,328,263)
Income tax expense	186,715	136,795
Net loss	$(3,009,399)	$(3,465,058)

Weighted average number of common shares outstanding:
Basic and diluted	42,269,133	41,454,472
Net loss per share attributable to common stockholders
Basic and diluted	$(0.07)	$(0.08)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,396,426	$14,132,027
Short-term investments	4,299,978	4,261,782
Accounts receivable, net	4,824,537	4,096,327
Inventories	3,548,424	3,123,089
Prepaid expenses and other current assets	1,588,453	1,943,860
Total Current Assets	25,657,818	27,557,085
Restricted cash	575,000	575,000
Operating lease assets with right of use	6,499,282	6,679,349
Equipment, net	2,242,811	2,212,901
Software development costs	1,757,402	1,590,864
Other assets	21,374	21,374
Total Assets	$36,753,687	$38,636,573
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	7,020,809	5,819,767
Current operating lease liability	594,937	494,662
Income taxes payable	863,236	813,260
Deferred revenue	187,498	218,222
Warrant derivative liability	718,540	999,418
Total Current Liabilities	9,385,020	8,345,329
Non-current operating lease liability	7,440,778	7,665,622
Long-term debt, net of discount	10,926,208	11,222,155
Total Liabilities	27,752,006	27,233,106
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	3,856	3,847
Additional paid-in capital	130,527,228	129,929,989
Accumulated other comprehensive loss	174,882	164,517
Accumulated deficit	(121,697,821)	(118,688,422)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	9,001,681	11,403,467
Total Liabilities and Stockholders’ Equity	$36,753,687	$38,636,573

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31,	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,009,399)	$(3,465,058)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	291,590	158,442
Stock-based compensation	597,248	540,204
Accretion of discount on short-term investments	(41,594)	(11,747)
Bad debt expense	—	51,643
Amortization of right-of-use assets	180,067	288,951
Amortization of deferred offering cost	262,239	29,039
Change in fair value of derivative liabilities	(839,064)	—
Other non-cash charges	27,600	(34,171)
Changes in operating assets and liabilities:
Accounts receivable	(691,038)	(637,054)
Inventories	(447,321)	(550,772)
Prepaid expenses and other current assets	350,375	(628,186)
Other assets	—	(70,210)
Accounts payable and accrued expenses	1,207,038	1,440,877
Operating lease liabilities	(124,570)	164,405
Deferred revenue	(30,724)	46,738
Income taxes payable	70,217	—
Net cash used in operating activities	(2,197,336)	(2,676,899)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(494,345)	(1,896,098)
CASH USED IN FINANCING ACTIVITIES	—	(36,506)
Effect of foreign exchange rate changes on cash	(43,920)	30,929

Net change in cash, cash equivalents and restricted cash	(2,735,601)	(4,578,574)

Cash, cash equivalents and restricted cash, beginning of period	14,707,027	24,747,373

Cash, cash equivalents and restricted cash, end of period	$11,971,426	$20,168,799

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended March 31,
	2026	2025
GAAP net loss	$(3,009,399)	$(3,465,058)
Adjustments to reconcile to Adjusted EBITDA:
Interest expense (income), net	504,696	(191,991)
Depreciation expense	291,590	158,442
Stock-based compensation	597,248	540,204
Change in fair value of derivative liabilities	(839,064)	—
Income tax expense	186,715	136,795
Adjusted EBITDA	$(2,268,214)	$(2,821,608)

# # #